Exhibit 10.10

ROBERT L. BORCHARDT
2950 Lake Emma Road, Lake Mary, Florida 32746

November 4, 2002

Recoton Corporation
2950 Lake Emma Road
Lake Mary, Florida 32746

Ladies and Gentlemen:

          I hereby agree to amend my employment agreement dated January 1, 1995 to reduce my salary effective November 4, 2002 through December 31, 2003 to $800,000 per year. Unless otherwise amended prior to December 31, 2003, the salary will revert on January 1, 2004 to the level established pursuant to the employment agreement prior to this amendment.

          Please indicate your agreement by signing the enclosed extra copy of this letter and returning it to me.

Sincerely, /s/ Robert L. Borchardt Robert L. Borchardt

AGREED:

RECOTON CORPORATION

By:   /s/ Joseph H. Massot
       Name: Joseph H. Massot
       Title: Sr. V.P. & Secretary